UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: March 8, 2017

(Date of earliest event report)

MIRAGE ENERGY CORPORATION

(Exact Name of registrant as specified in its Charter)

Nevada	333-199582	33-123170
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

900 Isom Rd., Ste. 306 San Antonio, TX	78216
(Address of principal executive offices)	(Zip Code)

(210) 858-3970

(Registrant’s telephone number, including area code)

(Former Name or Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions below:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities

Item 5.02(d) Election of Directors

On March 8, 2017, the Company's board of directors unanimously nominated and appointed Soll Sussman and Alejandro Amelio to serve on the board of directors. These two board nominations fill two board vacancy positions.

The Company has agreed to grant Mr. Sussman and Mr. Amelio Fifty Thousand (50,000) common shares each on an annual basis for their service. Additionally, the board has authorized the same 50,000 share restricted stock grant to David Cibrian, a current Company director.

The restricted stock grants were valued at $1.05 per share. The issuance of the shares of common stock grant was made in reliance upon an exemption from registration under Section 4(a)(2) of the Securities Act of 1933, as amended (the “ Securities Act ”). The offer and grant represented a private transaction not involving a public offering. As such, the shares may not be offered or sold in the United States unless they are registered under the Securities Act, or an exemption from the registration requirements of the Securities Act is available.

Soll Sussman: Member Board of Directors

2012-Present

During the last five years, Mr. Sussman has been Managing Director of S Cubed Studio, an Austin based consulting firm which he founded after his retirement from the Texas General Land Office in 2012. S Cubed is a consulting firm that specializes in developing U.S and Mexico cross-border relationships and partnerships related to the oil and gas industry.

Additionally, between 2011 and 2015 Mr. Sussman was a consultant for the Border Environment Cooperation Commission. During this period he assisted with the coordination of the annual U.S.-Mexico Border Energy Forum.

Prior to founding S Cubed Studio, he was employed for 21 years with the Texas General Land Office, a state government agency, working with a variety of energy marketing, renewable energy, alternative fuels and border energy programs.

Prior to 1991, Mr. Sussman worked outside the United States as an international news correspondent for The Associated Press (AP). His last post was as A.P. bureau chief for Canada, based in Toronto. He spent five years based in Mexico City as A.P. news editor for Mexico and Central America. His domestic assignments for The Associated Press included Dallas, Austin, Washington and New York.

2

Mr. Sussman holds a Master's Degree from the University of Texas' Institute of Latin American Studies and is a graduate of Johns Hopkins University in Baltimore, Maryland. He also continues to work as a writer, contributing freelance articles on business and cultural topics to a variety of weekly and monthly publications.

The Company believes that Mr. Sussman's business experience and skill in the energy business, both domestically and in Mexico, qualifies him as a valuable member of our Board of Directors.

Alejandro Amelio: Member Board of Directors

2003-Present

Mr. Amelio founded Technology Marketing Concepts (TMC) in 2003. TMC is an oil and gas industry sales, marketing and consulting firm focused on promoting financial and technical products cross-border between the U.S. and Mexico. In addition to owning and operating TMC, he is also an Operating Partner of PROM/TEC S.A. de C.V., a Mexico City-based company dedicated to marketing, promotion and sale of liquid custody transfer equipment and services focused primarily in the midstream and downstream energy sector.

The partnership with PROM/TEC S.A. de C.V. enhances Mr. Amelio's cross-border effectiveness. Some of his current clients include PEMEX Logística, PEMEX Tranformación Industrial (previously PEMEX Refinación, PGPB and Petroquímica), Aeropuertos y Servicios Auxiliares (ASA), CFE, Celanese, BASF, Foster Wheeler, Grupo Avanzia, and ICA-Fluor Daniel, Grupo México.

Throughout his career, Mr. Amelio has built high level relations with PEMEX and other government regulating entities enabling him to participate at the forefront of Mexico's Energy Reform initiatives. His current work includes large scale projects related to the midstream energy sector, as well as working foreign companies interested in investing and participating in the opportunities created by Mexico's constitutional energy sector transformation.

Mr. Amelio's business background has been substantially strengthened as a result of his bicultural business development and marketing experience which includes no less than 10 years of living and working in both the U.S. and Mexico.

Mr. Amelio holds a B.A. Degree in Marketing from Southern Methodist University, Dallas, Texas. He began his career in the oil and gas industry as an Associate at PTUSA Corporation, a Texas-based specialist in marketing and sales of heavy equipment for the oil and gas industry heavily focused on the Mexico market. Following his employment with PTUSA, he became an employee with several highly respected Hispanic Advertising Agencies, including Ornelas & Associates and Lopez Negrete Communications, where he worked as Copywriter, Broadcast Director and Account Executive. As an Account Director, he managed firm account clients such as Walmart, Budwiser, PepsiCo, and Cervecería Moctezuma.

3

The Company believes that Mr. Amelio's oil and gas business experience in the energy marketing business, both domestically and in Mexico, qualifies him as a valuable member of our Board of Directors.

The following Table updates the Company's disclosure of Directors and Executive Officers giving effect to the two new directors.

Table 1. Identification of Directors and Executive Officers

The Company: The following table identifies all of the members of the Company’s Board of Directors and its Executive Officers. The members of the Board serve until the next annual meeting and a successor is appointed and qualified, or until resignation or removal.

Name	Age	Positions Held	Date of Appointment
Michael Ward	61	CEO/Member of the Board of Directors	August 11, 2016
John Dosser	34	Vice President	January 17, 2017
Patrick Dosser	35	Vice President	January 17, 2017
David J. Cibrian	53	Member of the Board of Directors	January 17, 2017
Soll Sussman	67	Member of the Board of Directors	March 8, 2017
Alejandro Amelio	48	Member of the Board of Directors	March 8, 2017

(d) Family relationships. John Dosser and Patrick Dosser are Michael Ward's sons. This disclosure amends and corrects the “Family Relationship” information disclosure contained in the Company’s Form 8-K filed on January 27, 2017.

4

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 8, 2017

Mirage Energy Corporation

/s/Michael R. Ward

By: Michael R. Ward

Title: President, CEO

5